June 25, 1998

United States Securities and
  Exchange Commission
450 5th Street, NW
Washington, DC  20549

Re:  Willamette Valley Vineyards, Inc.
         Filing of Proxy Materials

To Whom it May Concern:

The following proxy materials are being filed electronically via EDGAR for Willamette Valley Vineyards, Inc.

     1.  The proxy statement and form of proxy;
     2.  The proxy statement cover sheet;
     3.  The proxy card; and
     4. Amendment to the Willamette Valley Vineyards, Inc. 1992 Stock Incentive Plan, see "Approval of Amendment to the 1992 Stock Incentive Plan" in Proxy Statement
     5. The Company's Annual Report to be distributed to its shareholders (included as part of the proxy statement). The Company Form 10K was previously filed with the Commission.

The 1997 Annual Report will be filed, for informational purposes only, in paper format since no parts of such Annual
Report are incorporated by reference into the Definitive
Proxy Soliciting materials.

The Company confirms that, following approval of the amendment to the Willamette Valley Vineyards, Inc. 1992
Stock Option Plan, the Company will file a Registration
Statement of Form S-R with the Commission prior to the issuance of such shares thereunder.

Thank you for your assistance.

Sincerely,



James Ellis
Vice President of Corporate
Willamette Valley Vineyards, Inc.










United States
Securities and Exchange Commission
Washington, DC  20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[    ]  Preliminary Proxy Statement

[    ]  Confidential, for Use of the Commission Only (as
permitted by Rule 14a -6(e)(2))

[ x ]  Definitive Proxy Statement

[    ]  Definitive Additional Materials

[    ]  Soliciting Material Pursuant to section 240, 14a-
11(c) or Section 240, 14a-12


Willamette Valley Vineyards, Inc.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

[ x ]  No fee required

[    ]  Fee computed on table below per Exchange Act Rules
14a-6(1)(1) and 0-11
               1)  Title of each class of securities to
which transaction applies;
               2)  Aggregate number of securities to which
transaction applies;
               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount of which the filing fee is calculated and state how it was determined);
               4)  Proposed maximum aggregate value of
transaction;
               5)  Total Fee paid:

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as
provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing,
              1)  Amount Previously Paid;
              2)  Form, Schedule or Registration Statement
No.;
              3)  Filing Party;
              4)  Date Filed:




Table of Contents

Notice of Annual Meeting                               1

Proxy Statement                                     2-17

Financial Highlight                                   17

Charts and Graphs                                  18-21

Audited Financials                                F1-F16
     Report of Independent Accounts                   F1
     Balance Sheet                                    F2
     Statement of Operations                          F3
     Statement of Shareholders' Equity                F4
     Statement of Cash Flows                          F5
     Notes to Financial Statements                F6-F16

Notice of Annual Meeting of Shareholders
July 25th, 1998
5:00 PM, Pacific Daylight Time
Turner, Oregon
June 25th 1998

Dear Shareholder:

You are cordially invited to the Annual Meeting of Shareholders (the "Annual Meeting") of Willamette Valley Vineyards, Inc. (the "Company"), which will be held on Saturday, July 25, 1998 at 5:00 p.m., Pacific Daylight Time, at the Banquet Room of Legends at Spirit Mountain Casino, 27100 S.W. Salmon River Highway, Willamina, Oregon 97396.
We look forward to seeing as many of our shareholders as possible and hope that you will attend the meeting. Enclosed, for your review, is the Company's Proxy Statement (including the Proxy Ballot), Annual Report and, as usual, a Wine Order Form.

The Annual Meeting is being held for the following purposes:

1. To elect a Board of Directors to hold office until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed;

2.     To approve an amendment to the Company's 1992 Stock
Incentive Plan, as amended, to increase the number of shares of the Company's Common Stock which may be issued thereunder from 325,000 to 600,000 shares;

3. To ratify the appointment by the Board of Directors of Price Waterhouse, LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are fully discussed in the Proxy Statement.

Only shareholders of record at the close of business on June
22, 1998, the record date established by the Board of Directors, will be entitled to vote at the Annual Meeting.
A list of shareholders entitled to vote will be available for inspection at the Company's offices for a period commencing two days after the date of this Notice and lasting until the Annual Meeting.

Shareholders are requested to complete, date, sign and return the enclosed Proxy Ballot as promptly as possible.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. If you decide to attend the Annual Meeting and vote in person, you will have that opportunity.

                          The Board of Directors

                             By: James L. Ellis
                                 Vice President, Secretary






WILLAMETTE VALLEY VINEYARDS, INC.
8800 Enchanted Way S.E. * Turner, Oregon 97392
(503) 588-9463 * Fax (503) 588-8894 * www.wvv.com


PROXY STATEMENT

General
The enclosed proxy is solicited by the Board of Willamette Valley Vineyards, Inc. (the Company) for use in voting at the Annual Meeting of Shareholders (the "Annual meeting") to be held at Willamina, Oregon in the Banquet Room of Legends at Spirit Mountain Casino on Saturday, July 25, 1998 at 5:00 PM, and any postponement or adjournment thereof for the following purposes: (1) to elect a Board of Directors to hold office until the next annual meeting of Shareholders or until their respective successors have been elected or appointed; (2) to approve an amendment to the Company's
1992 Stock Incentive Plan to increase the number of shares of the Company's Common Stock which may be issued thereunder from 325,000 to 600,000 shares; (3) to ratify the appointment of the accounting firm of Price Waterhouse, LLP as independent auditors of the Company for the current year; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Solicitation, Voting and Revocability of Proxies
The Board of Directors has fixed the close of business on June 22, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting.

On the record date, there were approximately 3,558 beneficial holders of the 4,232,681 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date and entitled to vote at the Annual Meeting is required for a quorum at the Annual Meeting.

If the enclosed proxy is properly executed, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the nominees for election to the Board of Directors, FOR the amendment to the 1992 Stock Incentive Plan, and FOR the ratification of the appointment of Price Waterhouse, LLP as the Company's independent auditors for the year ending December 31, 1998. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such
proxy upon such matters.   A shareholder giving a proxy has
the power to revoke it at any time prior to its exercise by voting in person at the Annual Meeting, by giving written notice to the Secretary prior to the Annual Meeting or by giving a later dated proxy.

Each share of Common Stock outstanding on the record date will be entitled to vote on all matters. The seven candidates for election as Directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Approval of the proposal to amend the Company's
1992 Stock Incentive Plan will require the affirmative vote of a majority of shares of the Company's Common Stock present or represented and entitled to vote at the Annual
Meeting. The ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of shares of the Company's
Common Stock present or represented and entitled to vote at the Annual Meeting.

Because abstentions with respect to any matter are treated as shares present or represented and entitled to vote for the purposes of determining whether that matter has been approved by the Shareholders, abstentions have the same effect as negative votes for Proposals 2 and 3 in this Proxy Statement. Broker non-votes and shares as to which the proxy authority has been withheld with respect to any matter are not deemed to be present or represented for purposes of determining whether shareholder approval of that matter has been obtained.

ELECTION OF DIRECTORS

Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below. Each of the current directors has been nominated for election to the Board of Directors. If any such nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies will be voted for the election of such other person as the proxy holders designate. The Board of Directors has no reason to believe that any of such nominees will be unwilling or unable to serve if elected as a Director. Such persons have been nominated to serve until the next annual meeting of shareholders following the 1998 Annual Meeting or until their successors, if any, are elected or appointed. The Board of Directors recommends a vote FOR the election of each of the nominees listed below. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR the election of each of the nominees listed below.

Information Regarding Nominees. The following table sets forth the names of each nominee to the Board of Directors, and each such person's age at June 30, 1998 and position with the Company.

Name                 Position(s) with the Company        Age
James W. Bernau ***  Chairperson of the Board,
                     President/CEO and Director           44
James L. Ellis ***   Vice President,
                     Secretary and Director               53
Betty M. O'Brien*    Director                             55
Daniel S. Smith      Director                             58
Delna L. Jones**  ****  Director                          57
Stan G. Turel * **  *** ****  Director                    50
William H. Malkmus *    Director                          63
__________________
*Member of the Compensation Committee
**Member of the Audit Committee
*** Member of the Executive Committee
**** Member of the Affiliated Transaction Committee

All Directors hold office until the next Annual Meeting of Shareholders or until their successors have been elected and qualified. Executive officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors. Set forth below is additional information as to each Director and Executive Officer of the Company.

James W. Bernau. Mr. Bernau has been President and Chairperson of the Board of Directors of the Company since its inception in May 1988. Mr. Bernau began to develop the vineyard in 1983, and co-founded the Company in 1988 with Salem grape grower, Donald Voorhies. From 1981 to September 1989, Mr. Bernau was Director of the Oregon Chapter of the National Federation of Independent Businesses ("NFIB"), an association of 15,000 independent businesses in Oregon. After founding and serving as President and Chairman of several affiliated regional brewing companies
(see "Certain Relationships and Related Transactions") between 1992 and 1997, Mr. Bernau decided in September of 1997 to turn his full time attention and effort to the Company.

James L. Ellis. Mr. Ellis has served as a Director since July 1991 and Secretary since June 1997. Mr. Ellis has served as the Company's Director of Human Resources from January 1993. From 1993 to 1997 he also served as the Director of Human Resources for several affiliated regional brewing companies (see "Certain Relationships and Related Transactions") founded by Mr. Bernau. Mr. Ellis returned full time to the Company in September of 1997, he was appointed Vice President/Corporate in January of 1998. From 1990 to 1992, Mr. Ellis was a partner in Kenneth L. Fisher, Ph.D. & Associates, a management consulting firm. From 1980 to 1990, Mr. Ellis was Vice President and General Manager of R.A. Kevane & Associates, a Pacific Northwest personnel consulting firm. From 1962 to 1979, Mr. Ellis was a member of and administrator for the Christian Brothers of California, owner of Mont La Salle Vineyards and producer of Christian Brothers wines and brandy.

Betty M. O'Brien. Ms. O'Brien has served as a Director since July 1991. Ms. O'Brien has been employed by Willamette University as its Director of News and Publications since 1988. Ms. O'Brien is a partner in Elton
Vineyards, a commercial vineyard located in Eola Hills in Yamhill County, Oregon. She is a member of the Oregon
Winegrowers Association, having previously served as its President and Treasurer as well as a director.

Daniel S. Smith.  Mr. Smith has served as a Director since
July 1991. Since 1973, Mr. Smith has been an owner and the manager of Danco Company, a commercial refrigeration business. Mr. Smith owns 65 acres of commercial vineyards near Eugene, Oregon.

Delna L. Jones. Ms. Jones has served as a Director since November 1994. Since 1994, Ms. Jones has served as project director for the CAPITAL Center, an education and business consortium. From 1985 to 1990, Ms. Jones served as Director of Economic Development with US West Communications. Beginning in 1982, she was elected six times to the Oregon House as the State Representative for District 6. During her tenure, she served as the Assistant Majority Leader, chaired the Revenue and School Finance Committee, and served on the Legislative Rules and Reorganization Committee and the Business and Consumer Affairs Committee. In addition, Ms. Jones presently serves on many community and business boards and advisory panels including recent election as a county commissioner for Washington County, Oregon.

Stan G. Turel. Mr. Turel has served as a Director since November of 1994. Mr. Turel is part owner and the CEO of Columbia Turel, Inc., (formerly Columbia Bookkeeping, Inc.), a position he has held since 1974. Columbia Turel, Inc. has sixteen offices in Oregon and Washington, servicing 4,000 small business and 26,000 tax clients annually. Mr. Turel is a licensed tax consultant, a member of the National Association of Public Accountants, a private pilot, and a former delegate to the White House Conference on Small Business. Over the last several years, Mr. Turel has founded a number of cable television stations. In addition, Mr. Turel serves his community on a number of advisory boards and panels.

William H. Malkmus. Mr. Malkmus has served as a Director since April of 1997. Mr. Malkmus spent over 20 years as an investment banker in San Francisco. For six years, following his banking career and until his retirement in 1995, Mr. Malkmus was the Chief Financial Officer of Vivra Inc., a health care service company listed on the New York Stock Exchange. In 1973, Mr. Malkmus co-founded Tualatin Vineyards, one of Oregon's original wineries, and was President/Treasurer until Tualatin merged with the Company in 1997.

Board of Directors Committees. The Board, acting as the Nominating Committee establishes procedures for the nomination process, recommends candidates for election to the Board of Directors and nominates officers for election to the Board. The Nominating Committee will consider nominees proposed by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board of Directors for consideration may do so by giving the candidate's name and qualifications in writing to the Secretary of the Company, 8800 Enchanted Way SE, Turner, Oregon 97392. The Board of Directors has appointed a standing Audit Committee which, during the year ended December 31, 1997, conducted one meeting. The elected members of the Audit Committee are Delna L. Jones and Stan
G. Turel. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants letter to the Board of Directors concerning the effectiveness of the Company's internal financial and accounting controls, and the Board of Directors' response to that letter, if deemed necessary. The Board of Directors also has appointed a Compensation Committee which reviews executive compensation, makes recommendations to the full Board regarding changes in compensation, and administers the Company's 1992 Stock Incentive Plan. During the fiscal year ended December 31, 1997, the Compensation Committee held one meeting. The members of the Compensation Committee are Betty M. O'Brien, Chair, Stan G. Turel, and William H. Malkmus. In 1994, the Board of Directors created an Affiliated Transactions Committee which reviews transactions potentially involving a conflict of interest between the Company and other parties, including its former affiliates. Current members of the Affiliated Transaction Committee are Delna L. Jones and Stan G. Turel. The Committee held no meetings in 1997. In 1997, the Board appointed an Executive Committee, members of which are: James W. Bernau, James L. Ellis, and Stan G. Turel.
The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent the Board has delegated authority to another Committee or to other persons, and except as limited by Oregon law. The Executive Committee met ten times during 1997.

During 1997, the Board of Directors held nine meetings. All incumbent directors attended more than 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served during 1997. See "Management - Executive Compensation" for certain information regarding compensation of Directors.

The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for
Director.   If a quorum is present, the Company's bylaws
provide that Directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstention and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

MANAGEMENT / EXECUTIVE OFFICERS
Name                Position                       Age
James W. Bernau     President, Director and Chairperson
                    of the Board of Directors       44

Information concerning the principle occupation of Mr.
Bernau is set forth under "Election of Directors".

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation
The following table provides certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer, James
W. Bernau (the "named executive officer") for the years ending December 31, 1995, 1996, and 1997.
              Annual Compensation
Name & Principle   Year      Salary ($)     Bonus  Other (1)
   Position
James W. Bernau    1995      $3,040          -0-    $8,400
President and      1996       6,500          -0-     8,400
Chairperson of     1997      19,385          -0-     8,400
the Board of Directors

As discussed under "Election of Directors", Mr. Bernau previously served as President of certain affiliates of the Company. Each of these companies paid a pro rata portion of Mr. Bernau's monthly salary based on the amount of time that Mr. Bernau devoted to the respective company's business in that month. However, Mr. Bernau has now turned his full time attention and effort to the Company's business. In addition to his salary, Mr. Bernau may receive an annual bonus from the Company based on the Company's performance and Mr. Bernau's contribution to the Company as determined solely by the Company's Board of Directors.

(1) Mr. Bernau is provided free housing on the property (see note under "Bernau Employment Agreement").

Bernau Employment Agreement
The Company and Mr. Bernau are parties to an employment agreement dated August 3, 1988 and amended in February, 1997. Under the amended agreement, Mr. Bernau is paid an annual salary of $24,000 with annual increases tied to
increases in the consumer price index.   Pursuant to the
terms of the employment agreement, the Company must use its best efforts to provide Mr. Bernau with housing on the Company's property. Mr. Bernau and his family live in the house free of rent and must continue to reside there for the duration of his employment in order to provide additional security and lock-up services for late evening events at the Winery and Vineyard. The employment agreement provides that Mr. Bernau's employment may be terminated only for cause, which is defined as non-performance of his duties or conviction of a crime.

Stock Options
In order to reward performance and retain high-quality employees, the Company often grants stock options to its employees. The Company does not ordinarily issue shares of stock to its employees, except upon the exercise of previously granted options. Options are typically granted at a per share exercise price equal to the closing price as reported by NASDAQ on the day the option is granted. The options vest to the employee over time. Three months following termination of the employee's employment with the Company, any and all unexercised options terminate and the shares of Common Stock covered thereby become available for subsequent grants. No stock options were granted to the named executive officer during the year ended December 31, 1997 under the Company's 1992 Stock Incentive Plan.

Option Exercises and Holdings
The following table provides information, with respect to the named executive officer, concerning exercised options during the last fiscal year and unexercised options held as of December 31, 1997.

                Options Exercised in the last fiscal year
                              Number           Value
Name                         of shares       realized(1)

James W. Bernau                -0-               -0 -

             Number of  Securities Underlying Unexercised
                       Options at FY-End

James W. Bernau               15,000 (3)          -0 -

              Value of Unexercised In-the-Money
                       Options at FY-End(2)
                   Exercisable            Unexercisable

James W. Bernau         -0-                    -0 -

(1) The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(2) Options are "in the money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the fair market value of the securities underlying the options on December 31, 1997 ($1.50 per share based on the NASDAQ closing price for the Company's Common Stock on that date), and the exercise price of the option ($3.42 per share), multiplied by the applicable number of options.

(3) Represents a 15,000 share warrant exercisable at $3.42 per share issued to Mr. Bernau in 1992. See "Certain
Transactions".

Director Compensation
Directors do not receive cash compensation for their service on the Board, but are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Under the Company's 1992 Stock Incentive Plan adopted by the shareholders in 1992, beginning in 1997 an option to purchase 1,500 shares of Common Stock was granted to each Director for service on the Board during the year. In addition, each Director receives 50 shares of Common Stock for each Board or committee meeting attended.

Section 16 Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act") requires the Company's Directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file. Based upon a review of reports furnished to the Company, the Company believes that all filing requirements applicable to its Directors, officers and persons who own more than 10% of the Company's Common Stock were complied with in 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
During 1997 and 1996, the Company purchased grapes from Elton Vineyards for $95,594 and $88,364, respectively.
Betty M. O'Brien, a Director of the Company, is a principle owner of Elton Vineyards. Also during 1997 and 1996, the Company purchased grapes from Sweet Cheeks Vineyards owned by Director, Daniel S. Smith, for $128,460 and $50,292, respectively.

On June 1, 1992, the Company granted Mr. Bernau a warrant to purchase 15,000 shares of the Company's Common Stock as consideration for his personal guarantee of the Real Estate Loan and the Line of Credit from Farm Credit Services, pursuant to which the Company borrowed $1.2 million. The warrant is exercisable anytime through June 1, 2012, at an exercise price of $3.42 per share.

Each of the following companies--Nor'Wester Brewing, Willamette Valley Inc.-Microbreweries across America
(WVIMAA), Aviator Ales, Mile High Brewing, Bayhawk Ales and
North Country Brewing was affiliated with the Company in that James W. Bernau, the Company's founder, President and
Chairperson of the Board of Directors, was also President and Chairperson of the Board of Directors of each such affiliated company. Mr. Bernau was also a significant shareholder in Nor'Wester and WVIMAA.

During 1993 and through June 1994, the Company provided management services to Nor'Wester and WVI. The management services consisted of secretarial, accounting, marketing, administrative, stock transfer and warehousing services, which were provided on a cost-plus-fees basis. Beginning in July 1994, such services were performed primarily by WVI employees. The Company provided services to the affiliated companies on a limited basis. For the years ended December
31, 1995 and 1994, charges to the Company for such management services aggregated approximately $230,000 and $58,000, respectively, and are included in selling, general and administrative expenses. In addition, the Company entered into a beer sale and distribution contract with Nor'Wester. No sales were made under the terms of this contract in 1996 or 1995.

In 1996, the Company began contracting for certain services with Nor'Wester under a general services agreement. Nor'Wester, WVI, and the Company each provided various administrative and stock offering services to the affiliated companies. During 1996, total amounts charged to the Company by Nor'Wester and WVI aggregated $47,025; amounts charged by the Company to the various affiliated companies aggregated $86,450. As a result of these and other transactions, the Company aggregate payable balance of $7,221 is netted against other receivables in the accompanying balance sheet. During 1997, charges to the Company aggregated $164,716; amounts charged by the Company aggregated $92,600. The charges to the Company were composed of reimbursements for combined purchases of health insurance and telephone services, which were paid through the former affiliates. In the fall of 1997, the Company ceased all transactions with these affiliated companies due to the fact that these affiliated companies ceased doing business or were no longer providing services. At December 31, 1997, the Company has no receivables or payables from the former affiliates. In 1997, the Company wrote off $14,000 of receivables from the former affiliates. The Company will continue its efforts to collect these receivables.

On December 3, 1992, James W. Bernau borrowed $100,000 from the Company. The loan is secured by Mr. Bernau's stock in the Company, and is payable, together with interest at a rate of 7.35% per annum, on March 14, 2009. On December 31, 1997, the outstanding balance of the loan was $148,448.

The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.
All future transactions between the Company and its officers, Directors, and principle shareholders will be approved by a disinterested majority of the members of the Affiliated Transactions Committee of the Company's
Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

STOCK OWNED BY MANAGEMENT AND PRINCIPLE SHAREHOLDERS
The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of June 22, 1998, by (i) each person who beneficially owns more than 5% of the Company's Common Stock
(ii) each Director of the Company (iii) each of the Company's named executive officers, and (iv) all Directors and executive officers as a group.

                  Number of Shares of
                Common Stock Outstanding      Percent of
                  Beneficially Owned      Beneficially Owned
James W. Bernau    President/CEO, Chair of the Board
2545 Cloverdale Road   1,068,303(1)                25.2%
Turner, OR  97392

James L. Ellis     Secretary,  Director
7850 S.E. King Road       21,522(2)                   **
Milwaukie, OR  97222

Delna L. Jones, Director
PO Box 5969                3,600                      **
Aloha, OR  97006

Betty M. O'Brien, Director
22500 Ingram Lane NW       4,530(3)                   **
Salem, OR  97304

Daniel S. Smith, Director
26978 Briggs Hill Road     28,384                     **
Eugene, OR  97405

Stan G. Turel, Director
13909 S.E. Stark Street   108,542                   2.6%
Portland, OR  97233

William H. Malkmus, Director
415 Manzanita Way         173,078                     4.1
Woodside, CA  94062

Donald Voorhies
78356 Golden Reed Drive   223,818                     5.3
Palm Desert, CA  92211

All Directors and executive 1,407,959               33.3%
officers as a group (7 persons)
_________________________
**     Less than one percent.
(1) Includes 15,000 shares issuable upon the exercise of an outstanding warrant.
(2) includes 3,500 shares held in Joint Tenancy with spouse.
(3) includes 550 shares held in Joint Tenancy with spouse.

APPROVAL OF AMENDMENT TO THE 1992 STOCK INCENTIVE PLAN
A total of 325,000 shares of Common Stock have been reserved for issuance under the Company's 1992 Stock Incentive Plan as amended in 1996, (the "Plan"). As of January 1, 1998, 147,000 shares were available for future grants or issuance. The Board of Directors believes that the availability of stock incentives is an important factor in the Company's ability to continue to attract and retain experienced and competent employees and to provide an incentive to them to exert their best efforts on behalf of the Company. In January 1998, the Board believed that the amount of shares available for grants was inadequate to meet the ongoing recruitment and retention of key employees and to continue to open participation in the plan to as many qualified employees to the Plan, subject to shareholder approval, to reserve an additional 275,000 shares of Common Stock under the Plan thereby increasing the total number of shares reserved under the Plan from 325,000 to 600,000 shares. These additional shares gave the Board the ability to grant stock options, subject to shareholder approval, to qualified employees in January and March of 1998 to provide shares for possible future grants. On January 13, 1998 the Board approved an option of 75,000 shares to James W. Bernau, President and CEO, at an exercise price of $1.65. The grant price was the closing NASDAQ price on the date of grant adjusted upward by 10%. On March 5, 1998, options were grated to additional employees by the Board at a grant price of $1.75 which was the closing NASDAQ price on the date of the grant.

The Board of Directors unanimously recommends a vote FOR the proposal. If no instructions are given, proxies will be voted FOR approval of the amendments to the Plan as amended in 1996.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Board of Directors has appointed Price Waterhouse, LLP to act as independent auditors for the Company for the year ending December 31, 1998, subject to ratification of such appointment by the Company's shareholders.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Price
Waterhouse, LLP to audit the books and accounts of the Company for the fiscal year ending December 31, 1998. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of Price Waterhouse, LLP has been invited to attend the Annual Meeting at his own expense and will be given an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR this proposal. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted
FOR ratification of the appointment.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
Any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the Company's 1999 annual meeting of shareholders must be received by the Company not later than February 24, 1999, pursuant to the proxy soliciting regulations of the Securities and Exchange Commission (the "SEC"). Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 1998 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters.

COST OF SOLICITATION
The cost of soliciting proxies will be borne by the Company.
In addition to use of the mails, proxies may be solicited personally or by telephone by Directors, officers and employees of the Company, who will not be specially compensated for such activities.

ADDITIONAL INFORMATION
A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1997 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-KSB with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-KSB by writing to James L. Ellis, Willamette Valley Vineyards, Inc., 8800 Enchanted Way S.E., Turner, Oregon 97392.

     By Order of the Board of Directors,



     James W. Bernau
     Chairperson of the Board
     Turner, Oregon
     June 25, 1998


DESCRIPTION OF BUSINESS

Willamette Valley Vineyards, Inc. (the "Company") was formed in May 1988 to produce and sell premium, super premium and ultra premium varietal wines (i.e., wine which sells at retail prices of $4 to $8, $8 to $15 and over $15 per bottle, respectively). The Company's wines are made from grapes grown at its vineyard (the "Vineyard") and from grapes purchased from other nearby vineyards.
The grapes are crushed, fermented and made into wine at the Company's winery (the "Winery") and the wines are sold principally under the Company's Willamette Valley Vineyards label. The Company's Vineyard and Winery are located on 75 acres of Company-owned land adjacent to Interstate 5, approximately two miles south of Salem, Oregon.

In April 1997, the Company acquired 100 percent of the outstanding stock of Tualatin Vineyards, Inc. adding 83 acres of producing vineyard, 60 more plantable acres and an additional 20,000 cases of wine making capacity. The purchase price paid by the Company to the Tualatin Valley shareholders in exchange for their shares was $1,824,000 plus Tualatin Vineyards current assets minus their current and long term liabilities as reflected in their balance sheet dated April 15, 1997. The Company paid 35 percent of the purchase price in the form of cash with the balance paid through the issuance of shares of the Company's Common Stock at an agreed price per share. The final purchase price was $1,988,601 paid to the Tualatin Vineyards, Inc. shareholders.

The Company also leased O'Connor Vineyards on a ten-year contract adding an additional 48 producing acres. All of these highly regarded vineyards are within the Willamette
Valley Appellation.

Products
Under its Willamette Valley Vineyards label, the Company currently produces and sells the following types of wine in 750 ml bottles: Pinot Noir, the Company's flagship and its largest selling varietal in 1997; Chardonnay, Pinot Gris, White Riesling, Dry Riesling, Gewurztraminer and Oregon
Blossom (blush blend). As a convenience to its restaurant customers, the Company produces some of our products in larger sized packages.

Under its WVV label, the Company currently produces and sells small quantities of the following types of wine in 750 ml bottles: Merlot, Cabernet Sauvignon, Edelweiss, and
Oregon's Nog -- a seasonal holiday product.

Vineyard
The Property. The Company's estate vineyard at the Turner site currently has 50 acres planted and 39 acres producing which includes 17 acres of Pinot Noir and 8 acres of White Riesling grape vines planted in 1985. The Company planted 8 acres of Pinot Gris vines in May 1992 and 6 acres of Chardonnay (Espiguette clone) vines in 1993. In 1996, the Company planted its remaining 11 acres in Chardonnay (Dijon clones) and Pinot Gris. Grapevines do not bear commercial quantities until the third growing season and do not become fully productive until the fifth to eighth growing season. Vineyards generally remain productive for 30 to 100 years, depending on weather conditions, disease and other factors.

The Vineyard uses an elaborate trellis design known as the Geneva Double Curtain. The Company has incurred the additional expense of constructing this trellis because it doubles the number of canes upon which grape clusters grow and spreads these canes for additional solar exposure and air circulation. Research and practical applications of this trellis design indicate that it will increase production and improve grape quality over traditional designs.

In April of 1997, the Company purchased Tualatin Vineyards, Inc. which added 83 acres of additional producing vineyards and some 60 acres of bare land for future plantings. In 1997, the Company planted 19 acres at the Tualatin site and is preparing to plant another 41 acres in 1998. The majority of the new plantings will be Pinot Noir which is the Company's flagship varietal. All of the new planting will be available to harvest in the next three to five years.

Also in 1997, the Company entered into a 10 year lease with O'Connor Vineyards (48 acres) located near Salem to manage and obtain the supply of grapes from O'Connor Vineyards. In
1997, the Company received only a portion of the grapes produced at O'Connor due to the phase out of certain pre-existing grape sales contracts.

The Company now controls 243 acres (including 41 that will be planted in 1998) of vineyard land. At full production, these vineyards should enable the Company to grow approximately 38% of the grapes needed to meet the Winery's ultimate production capacity of 300,000 gallons (124,000 cases).

Grape Supply.   In 1997, the Company's 39 acres of producing
estate vineyard yielded approximately 181 tons of grapes for the Winery's ninth crush. Tualatin Vineyards produced 234 tons of grapes in 1997. O'Connor Vineyards produced 127 tons of which about 80% were sold to other wineries because of previous commitments. An additional 1,112 tons of grapes were purchased from other growers in 1997. However, the Company sold about 228 tons of the grapes harvested from its vineyards or purchased from contracted vineyards in 1997. The Company realized it could optimize inventory levels and improve wine quality by processing fewer tons than were initially thought necessary because of overly optimistic sales projections, e.g. Chardonnay. The Company expects to produce 202,000 gallons in 1998 (85,011 cases) from its 1997 crush. In 1998, the Company also anticipates selling excess bulk wine to meet revised sales projections. The Winery's 1997 total wine production was 218,238 gallons (91,793 cases) from its 1996 crush. The Vineyard cannot and will not provide the sole supply of grapes for the Winery's near-term production requirements. The Company has also entered into grape purchase contracts with certain Directors of the Company. (See "CERTAIN TRANSACTIONS".)

The Company fulfills its remaining grape needs by purchasing grapes from other nearby vineyards at competitive prices. The Company believes high quality grapes will be available for purchase in sufficient quantity to meet the Company's requirements except in the Pinot Noir varietal, where there is increasing demand. The grapes grown in the Company's vineyards establish a foundation of quality upon which the purchase of additional grapes is built. In addition, wine produced from grapes grown in the Company's own vineyards may be labeled as "Estate Bottled" wines. These wines traditionally sell at a premium over non-estate bottled wines.

Winery
Wine Production Facility. The Company's Winery is structurally capable of producing up to 250,000 gallons
(104,000 cases) of wine per year, depending on the type of wine produced. With the addition of Tualatin Vineyards, the Company added 50,000 gallons (20,000 cases) of capacity.
However, the Tualatin production facility is not in use at this time because the Executive Committee of the Company decided that the production capacity at Tualatin was not needed to meet near term production requirements.
Beginning with the Company's first vintage in 1989, the Company's annual grape harvest and wine production are as follows:

Crush   Tons of Grapes                 Gallons       Case
Year      Crushed     Production Year  Produced  Equivalents
1989        203
1990        206                  1990   31,383     13,200
1991        340                  1991   31,900     13,400
1992        565                  1992   52,600     22,100
1993        633                  1993   90,908     38,237
1994        590                  1994   97,822     41,145
1995        885                  1995   96,077     40,411
1996       1290                  1996  127,655     53,693
1997       1426                  1997  199,353     83,850

The quantity of grapes crushed in 1997 does not include 228 tons of grapes that were purchased and resold on the open market because the Company had contracted for more grapes than were needed. The Company was unable to sell approximately 248 tons of grapes before crush, this tonnage converts to 40,050 gallons of bulk wine. The Company has sold to date 26,050 gallons with an additional verbal commitment from a buyer to purchase the remaining
14,000 gallons in 1998.

Company Strategy
The Company, as one of the largest wineries in Oregon, believes its success is dependent upon its ability to: (1)
grow and purchase high quality vinifera wine grapes; (2) vinify the grapes into premium, super premium and ultra premium wine; and (3) achieve significant brand recognition for its wines, first in Oregon and then nationally and internationally. The Company's goal is to continue as one of Oregon's largest wineries, gaining a reputation for producing some of Oregon's finest, most sought after wines.

Based upon several highly regarded surveys of the US wine industry, the Company believes that successful wineries exhibit the following four key attributes: (i) focus on production of high-quality premium, super premium and ultra premium varietal wines; (ii) achieve brand positioning that supports high bottle prices for its high quality wines;
(iii) build brand recognition by emphasizing restaurant sales; and (iv) develop strong marketing advantages (such as a highly visible winery location and successful self-distribution).

The Company has designed its strategy to address each of these attributes.

To successfully execute this strategy, the Company grows and purchases selected, high-quality varietal wine grapes which can be vinified into premium, super premium and ultra premium wine. To produce superior quality wine, the Company has assembled a team of well known accomplished winemaking professionals, and has constructed and equipped a 22,934 square foot state-of-the-art Winery, 4,000 square foot barrel storage facility for wine aging, 20,000 square foot warehouse for aging/storing bottled wines and a 12,500 square foot outdoor production area for the crushing, pressing and fermentation of wine grapes.

The Company's marketing strategy is to sell its premium, super premium and ultra premium cork finished wine through a combination of (i) direct sales at the Winery, (ii) self-distribution to local and regional restaurants and retail outlets, and (iii) sales through independent distributors and wine brokers who market the Company's wine in specific targeted areas where self-distribution is not economically feasible. Most of the Company's wines are sold under its Willamette Valley Vineyards label.

The Company believes the location of its Winery next to Interstate 5, Oregon's major north-south freeway, significantly increases direct sales to consumers and facilitates self-distribution of the Company's products.
The Company believes this location provides high visibility for the Winery to passing motorists, thus enhancing recognition of the Company's products in retail outlets and restaurants. The Company's Hospitality Center has further increased the Company's direct sales and enhanced public recognition of its wines.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded on the NASDAQ Stock
Market under the symbol "WVVI". As of December 31, 1997, there were 3,558 holders of record of the Common Stock.

The table below sets forth, for the quarters indicated, the high and low sales prices for the Company's Common Stock as reported on the NASDAQ Stock Market. The Company's Common
Stock began public trading on September 13, 1994.

                     Quarter Ended
            3/31/97  6/30/97  9/30/97  12/31/97
High         $3.63    $3.50    $3.25    $2.25
Low          $2.25    $2.00    $1.75    $1.19

            3/31/96  6/30/96  9/30/96  12/31/96
High         $3.75    $3.62    $3.50    $3.50
Low          $2.75    $2.75    $2.00    $2.50
The Company has not paid any dividends on the Common Stock, and it is not anticipated that any dividends will be paid by the Company in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statements
This Management's discussion and Analysis of Financial Condition and Results of Operation and other sections of this discussion and analysis contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that are based on current expectations, estimates and projections about the Company's business, and beliefs and assumptions made by management. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks', "estimates", and variations of such words and similar expressions are intended to identify such forward-looking statements. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to: availability of financing for growth, availability of adequate supply of high quality grapes, successful performance of internal operations, impact of competition, changes in wine broker or distributor relations or performance, impact of possible adverse weather conditions, impact of reduction in grape quality or supply due to disease, impact of governmental regulatory decisions, successful assimilation of Tualatin Vineyard Inc's business with that of the Company and other risks detailed below as well as those discussed elsewhere in this Form 10K and from time to time in the Company's Securities and Exchange Commission filing and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions.

Discussion and Analysis
The Company embarked on an aggressive growth plan in 1997 aimed at solving several major issues. First, sales demand exceeded supply of certain varieties, requiring allocation and shortening the time for bottle aging to speed release into the market. Second, sales and production growth made the Company highly dependent upon outside sources of grapes which were fetching higher market prices and becoming more difficult to secure. Third, growers were linking the sales of high demand grapes like Pinot Noir with low demand grapes, requiring the Company to purchase grapes it didn't need. Fourth, former management's sales projections indicated the Company needed more winemaking capacity than was available at its Turner site and significantly more wine storage.

The Company has experienced over the last several
years high demand for some of its products as a result of positive reviews by national wine writers and critics. For example, Wine Enthusiast Magazine names Willamette Valley Vineyards as "One of America's great Pinot Noir producers";
noted wine critic Robert Parker   stated,  "Willamette
Valley Vineyards' Whole Berry Fermented
Pinot Noir may be the world's most delicious and accessible Pinot. It has been a knock-out in some vintages." With the Company's 1996 Pinot Gris variety, noted Wine Spectator writer Matt Kramer stated "In short, it's a winner." As a consequence, the Company has experienced shortages in the marketplace, which in the short term, is beneficial to brand positioning but, over the long term, can threaten placement in critical high profile accounts. The Company has resorted to allocating the wines, this has not been entirely effective in resolving the problem.

Facing these conditions, the Board of Directors adopted a 1997 Budget which called for dramatically higher production levels, construction of a wine storage facility, and authorized the purchase of Tualatin Vineyards and Winery and the leasing, on a long term basis, of O'Connor Vineyards.

For the first nine months of 1997, the Company failed to achieve its sales projections. In addition, the Company incurred expenses greater than the Board authorized budget. The combination of these two factors, despite record sales growth, produced record losses for the first three quarters. The Board of Directors formed an Executive Committee at its April 28th meeting to work closely with the General Manager to address operational management issues. Following the resignation of the Company's General Manager in the third quarter, the Executive Committee assumed management responsibilities for the Winery until Company Founder & President/CEO,
Jim Bernau returned to operate the Company on a full-time basis beginning in mid-September of 1997. The Executive Committee consists of the President and Chair of the Board James Bernau, Director James Ellis and Director Stan Turel.

The Executive Committee of the Board of Directors determined the Company's performance was adversely affected by the following:

Sales Projections - The 1997 sales projections for the Willamette Valley Vineyards Brands were established solely on a percentage increase from the prior year dollar sales without surveying distributors, sales agents and representatives for projected case depletion by variety.
The projections did not provide
detail for the Executive Committee to determine in what products or markets the Company was not meeting projections. This is the first time in the Company's history it has not met its sales projections. Additionally, the actual sales of the newly acquired Tualatin Brand were only a small fraction of its
projected sales.   The Company has returned to a strict
policy of developing detailed sales projections in which each sales manager, agent and representative is directly responsible for his or her projections. Sales against projections are measured by product each month in each market by wholesalers, agents and sales representatives.

Budgets and Spending - Since the 1997 Budget was based upon the flawed sales projections, expenditures were not adequately covered by the resulting sales. In addition, actual spending exceeded the Board authorized budget. The acquisition of Tualatin Vineyards magnified this problem, since Tualatin was losing money at the time it was purchased by the Company. Adequate measures were not taken to eliminate these losses or adjust spending downward to match the lower than expected sales. In 1997, the acquisition of Tualatin Vineyards adversely affected the Company's net income after taxes by $14,000. Since the capacity at the Tualatin facility was not immediately needed, the Executive Committee shifted wine production of Tualatin wine to its Turner facility and mothballed the Tualatin facilities, mitigating further Tualatin related losses. The Company did, however, reopen the Tualatin tasting room to generate additional retail sales and interest in the Tualatin brand. The Company has returned to its policy of limiting spending to monthly budgets and has instituted a "real time" Purchase Order system, where managers can input proposed expenses, measure them against the funds available in the budget and seek approval from the CEO for spending above pre-determined limits. The Executive Committee developed an expenditure reduction plan that resulted in General and Administrative expenses to be lower in the 4th quarter of 1997 than in the same quarter of the previous year excluding year end adjustments. The expenses that were dramatically over budget were targeted for strict controls included legal, travel, printing, advertising, outside contractors and memberships. Competitive bidding processes have been instituted for all major purchases, services and supplies.

Personnel - The labor costs experienced in the first nine months of 1997 exceeded the Budget. In addition, staff reductions were not made when sales projections were not achieved. The Executive Committee reorganized the workforce and eliminated, through attrition or termination, 19 full and part-time positions (principally mid-level managers) and 2 consultants. An in-state sales manager position and an additional staff accountant were added. These personnel actions resulted in considerable savings to the Company. The personnel requisition and compensation process requiring Human Resource Director and CEO approval has been reinstituted to prevent hiring or compensation increases at department levels that are outside the budget.

Pricing - Pricing has not kept up with contracted grape prices and production cost increases reducing gross margins. The Company has now phased out a lower price tier Willamette Valley Vineyard Branded "Lot 27 and Lot 28" Pinot Noir and Chardonnay and replaced it with a higher quality and higher priced "Vintage Series" in grocery stores. The promotional pricing in which the Company engaged to reduce its excess inventories is now being phased out. Promotional sales were limited to markets that would minimize potential harm to the positioning of the Company's brand. A high end "Vineyard Designated" series is now being produced to match the quality and cost of grapes from prestige vineyards.

Interest Expense - Higher than necessary inventories have required additional borrowings against the Company's line of credit. As management works to optimize inventory levels, these related interest costs will decline relative to sales. The inventory build in 1997 was based upon what the Company has now determined to be unrealistic sales projections with some varieties like Chardonnay where 19,478 case equivalents were crushed when in the same year only 10,537 cases of Chardonnay were sold. In addition, the method used to calculate production needs was flawed which overstated necessary inventory levels. Production and Depletion forecasting has now been corrected and the Company believes it will eliminate surplus inventories by the end of 1999. The Tualatin purchase was financed with borrowed funds, increasing interest expense. This cost (as well as related depreciation) will not be offset until the Company can generate net revenue from its currently mothballed Tualatin production facilities. Custom crushing and leasing of the facility are being explored until such time as the Company needs the capacity for its own use. The additional plantings at Tualatin are financed entirely with borrowed funds and the interest costs will not be directly offset until the new plantings become fully productive in 5 years.

Additional interest cost is being incurred by how the Company obtains its grapes. When grapes are purchased from other growers, they are paid in installments after crush and into the following year. However, growing grapes instead of purchasing them requires cash to cover ongoing agricultural expenses. The Company is now responsible for farming expenses at the Tualatin and O'Connor sites. Additionally, the O'Connor Vineyard lease requires an annual cash lease payment at the beginning of the year before the grapes are harvested. In general, the Company's costs of growing its own grapes is less than purchasing on the open market. This benefit, however, will not be realized until the wine made from those grapes is sold.

The change in warehousing has increased interest expense as well. The Company previously stored most of its case goods off-site and paid by the month for storage and handling. The new warehouse was constructed with borrowed funds and is being used for storage, eliminating these outside storage charges. Since the new warehouse has excess capacity, management is actively seeking contract wine storage opportunities. The cost of renting outside storage on an annual basis was costing the Company $96,000. The Company believes that it will realize savings in operating its own storage facility.

The Winery posted net profits of $181,385 for the 4th quarter of 1997 after the year-end adjustments or 4 cents per share compared with net profits of $35,808 or 1 cent per share for the fourth quarter of 1996. The year-end adjustments were (1) the allowance for doubtful accounts receivable adjusted to $30,000 from $10,000 in 1996, (2) the Company wrote off $9,500 of marketing expenses, incurred in 1996, associated with its distributor in the United Kingdom, (3) the Company wrote off approximately $14,000 in receivables from its former affiliated companies, (4) the Company wrote off $7,000 in various year-end adjustments. A portion of the revenue resulted from the sale of certain varieties of grapes for which the Company had contracted early in 1997, but did not need at crush time in the fall. The fourth quarter increase reverses the disappointing performance of the Company in the first, second and third quarters of 1997 where losses totaled $113,523.

Although the Company experienced a dramatic turnaround and enjoyed a strong fourth quarter, profits per share fell due to overall 1997 performance and the dilution resulting from new shares issued to Tualatin shareholders in partial payment for the purchase of Tualatin Vineyards and Winery.

Results of Operations

Seasonal and Quarterly Results. The Company has historically experienced and expects to continue experiencing seasonal fluctuations in its revenues and net income. In the past, the Company has reported a net loss or modest net income during its first quarter and expects this trend to continue in future first quarters, including the first quarter of 1998. Sales volumes increase progressively beginning in the second quarter through the fourth quarter because of consumer buying habits.

The following table sets forth certain information regarding the Company's revenues from Winery operations for each of the last eight fiscal quarters:
                     Fiscal 1997         Fiscal 1996
                    Quarter Ended        Quarter Ended
                    (in thousands)      (in thousands)
              3/31  6/30  9/30 12/31 3/31 6/30   9/30 \12/31
Tasting room  $140  $212  $244  $272  151 $213   $251  $367
and retail sales
On-site and     86    92   145   177   76  116    128   154
off-site festivals
In-state sales 317   462   552   827   307  403   415   640
Bulk sales      -     38    19   408    -    -     -     -
Out-of-state   298   510   400   727   169  239   358   347
sales          _____________________________________________
Total winery   841 1,314 1,360 2,411   703  971 1,152 1,508

Revenue.  The following table sets forth, for the periods
indicated, select revenue data from Company operations:
                                 Year Ended December 31
                                     (in thousands)
                                   1997   1996   1995
Tasting room and retail sales     $ 868   $982   $940
On-site and off-site festivals      500    474    528
In-state sales                    2,158  1,765  1,394
Bulk /Grape Sales                   465    ---    ---
Out-of-state sales                1,935  1,113    776
                                 ______________________
Revenues from winery operations  $5,926 $4,334 $3,638
Less Excise Taxes                   212     99      0
                                 ______________________
Net Revenue                      $5,714 $4,235 $3,638

1997 Compared to 1996. Tasting room sales for the year ended December 31, 1997 decreased 12% to $868,531 from $981,804 for the same period in 1996. The Company has seen a drop in the average tasting room "ring" which means that the customer is purchasing the wine elsewhere as witnessed by increased sales in the in-state sales category. In the last part of 1997, management has begun to track the buying habits of the customers who visit the tasting room. In the past several years, the Company did not track customers buying habits which means the tasting room did not focus on a targeted group of customers to increase its sales. In the past year, the Company has allowed the Wholesale Division to sell wine that in previous years has been exclusively sold in the tasting room. In 1998, the Company will return to the practice of selling certain exclusive wines in the tasting room at higher profit margins. The Company experienced an increase in revenue during 1997 in Hospitality rental income over the same period in 1996. The total of rental income and related wine sales was $187,257 in 1997 as compared to $159,741 in 1996. This rental income comes primarily through weddings, business meetings and educational conferences held at the Winery's Hospitality Center.

On-site and off-site festival sales for the year ended December 31, 1997 increased 5% to $500,199 from $474,405 for the same period in 1996. One off-site event, "The Bite of Salem", had an increase in revenue of $11,500 over last year's event, but it had a sponsor's fee of $8,000 which made the event unprofitable. The Company has reinstituted a strict policy of requiring a cost/benefit analysis for each event before the decision is made to participate in the event. The Company plans to reduce its overhead in the Retail Department by only participating in events that return to the Company a net profit after all direct costs.

Wholesale sales in the state of Oregon for the year ended December 31, 1997, through the Company's independent sales force, increased 22% to $2,157,896 from $1,765,340 for the same period in 1996. PriceCostco, a large retailer, placed the Company's products in several new locations in 1997 which resulted in $277,000 additional sales to that chain. The Company has seen a significant increase in the sales of its White Riesling product line which nearly doubled in sales in 1997, resulting in an increase of approximately $235,000 in sales over 1996, most of which was sold to the above mentioned chain store. During the last part of 1997, the Company added an in-state sales manager whose main focus was to increase in-state sales. This increased focus by the Company resulted in record breaking sales in the fourth quarter of 1997.

The Company contracted in early 1997 for more grapes than what was needed to meet the revised sales forecasts in the next few years. The Company sold some of its own grapes and some of its contracted grapes for $465,030 and generated a small profit in doing so. Because of certain multi-year contracts, the Company intends to sell additional grapes in 1998 without incurring a loss.

Out-of-state sales for the year ended December 31, 1997, increased 74% to $1,934,877 from $1,112,690 for the same period in 1996. The Company now sells wine in 39 states as compared to 28 states in 1996. The Pinot Noir variety led the way in increased sales in 1997. The vintage and whole cluster Pinot Noir product lines sold 6,097 more cases in 1997 resulting in a $439,000 increase in sales.

Pinot Noir, which now constitutes about one-third of the Company's production, is among the fastest growing wine varietals. New consumers are coming into the wine category. Positive press, regarding the healthful use of wine, continues to stimulate demand. The Company expects demand for its wines to continue to increase. However, the Company notes that new formidable entries into the Oregon wine industry from out of state will increase competition and put additional pressure on Pinot Noir grape supplies. In addition, the industry in Oregon, Washington, and California has experienced crush volumes in 1997 higher than annual consumption rate increases, thus potentially putting pressure on prices and margins. Additionally, sales of Oregon produced wine, on a volume basis dropped for the first time in 1997 from the previous year.

The Company reclassified its income statement to subtract excise taxes from its gross revenue to equal a net revenue. Since the Company only collects the excise tax on behalf of the Bureau of Alcohol, Tobacco, and Firearms, and Oregon Liquor Control Board, these taxes should not be considered as a legitimate expense for the Company. The total excise taxes collected in 1997 were $212,402 as compared to $99,219 in 1996. Before 1996, excise taxes were included in the "selling, general, and administrative expenses".

As a percentage of net revenue after removing the excise taxes, gross margin for all winery operations was 51% for fiscal year 1997 as compared to 56% for 1996. The sales of bulk juice and grapes at harvest at a slim margin reduced the gross margin in 1997. After adjusting for these sales, the gross margin would be 54% as compared to 56% in 1996.
The sales of existing Tualatin product at lower margins reduced the margin in 1997, as well as, promotional pricing of certain Willamette Valley products to reduce inventory.

Selling, general, and administrative expenses for the year ended December 31, 1997, increased 25% to $2,434,867 compared to $1,951,120 for the same period in 1996. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 43% in 1997 as compared to 46% in 1996.

During the year of 1997, increased sales revenues over 1996 resulted in increased commissions paid to our independent sales force. Commissions are paid to the sales force on a specified percentage of revenue resulting in no adverse affect on the net income ratio. The commissions paid in 1997 amounted to $642,709 as compared to $521,832 in 1996.
The Company has experienced increased expenses relating to samples, travel, point-of-sale expenses, and shipping charges for the development of new markets and the expansion of sales outside of the state. The out-of-state sales representatives are allowed a set percentage of revenue for wine samples and point of sale material. Thus, as the gross revenues increase, the actual dollar expenditures for wine samples and point-of-sale material increases, as well.

Other income for the year ended December 31, 1997 was $19,471 as compared to $28,241 for the year ended December
31, 1996. Interest income increased to $31,296 in fiscal year 1997 from $25,145 in fiscal year 1996. Interest expense increased to $396,118 in fiscal year 1997 from $214,380 in fiscal year 1996. The increase in the interest expense was the result of the Company taking on more long term debt to finance the purchase of Tualatin Vineyards, Inc., plant additional land at Tualatin (becoming more of a grower than purchaser of grapes), and fund increases in inventory.

The provision for income taxes and the Company's effective tax rate were $52,288 and 44% in fiscal year 1997 with $98,685 or 37% of pre-tax income recorded for fiscal year
1996.

As a result of the above factors, net income decreased 60% to $67,862 in fiscal 1997 from $170,430 for the fiscal year of 1996. Earnings per share were $.02, $.05 and $.002 in fiscal years 1997, 1996 and 1995, respectively.

1996 Compared to 1995. Tasting room sales for the year ended December 31, 1996 increased 4% to $981,804 from $940,327 for the same period in 1995. The most significant increase in revenue during 1996 was in the Hospitality rental income over the same period in 1995. The total of rental income was $159,741 in 1996 as compared to $80,857 in 1995. This rental income comes primarily through weddings, business meeting and educational conferences held at the Winery's Hospitality Center. This increase in rental days results in increased foot traffic in the tasting room. Many rental visitors introduced to our winery and tasting room facility return later to purchase wine at the tasting room.

On-site and off-site festival sales for the year ended December 31, 1996 decreased 10% to $474,405 from $528,158 for the same period in 1995. The major reason for a decrease in revenue was the elimination of a retail booth at the Oregon State Fair. The Company decided to eliminate this event along with several smaller off-site events because the events proved to not be profitable. The Company has been able to replace these lost revenues with increased sales in other divisions with lower operating costs. The net result has contributed to improved Company-wide profit.

Wholesales sales in the state of Oregon for the year ended December 31, 1996, through the Company's independent sales force, increased 27% to $1,765,340 from $1,393,429 for the same period in 1995. The increase in sales is primarily attributable to the focus on new wine accounts, better point-of-sale information, improved sales management and targeting sales of higher margin wines. Because the Company is one of the largest producers of wine in Oregon, the Company has secured significant additional and better positioned shelf space in several chain stores over this time the previous year. PriceCostco placed the Company's products in several new locations in 1996 which resulted in $90,000 additional sales in that chain.

Out-of-state sales for the year ended December 31, 1996 increased 43% to $1,112,690 from $775,808 for the same period in 1995. The Company now sells wine in 28 states as compared to 22 states in 1995. In the third quarter of 1996, the Company obtained a license to distribute its product in Connecticut for the first time. Revenue in the state of Connecticut for 1996 was $186,000.

Pinot Noir, which now constitutes about one-third of the Company's production, is among the fastest growing wine varietals. According to InfoScan reports, Pinot Noir sales in American retail stores have grown 47% over the past 52 weeks. In comparison, Chardonnay sales (the number one varietal wine) grew about 19% in the same time period. New consumers are coming into the wine category. Positive press regarding the healthful use of wine continues to stimulate demand. The Company expects demand for its wines to remain strong for the foreseeable future.

For the first time in 1996, the Company has restated its income statement to subtract its excise taxes from gross revenue to arrive at net revenue. Since the Company only collects the excise tax for payment to the Bureau of Alcohol, Tobacco, and Firearms, and Oregon Liquor Control Board, these taxes should not be considered as a legitimate expense for the Company. The total excise taxes collected in 1996 were $99,219 as compared to $87,599 in 1995. The 1995 excise taxes were included in "selling, general, and administrative expenses" in the 1995 Company audit.

As a percentage of net revenue after removing the excise taxes, gross profit for all winery operations was 56% for fiscal year 1996 as compared to 52% for 1995. In the first half of 1996, the Company increased its prices in all sales venues. This resulted in an increase in the gross margin percentage over the same period in 1995. Also, in 1996, the Company sold 2,000 cases more Chardonnay and Pinot Noir than it did in 1995. The margin on these two wines are significantly higher than the margins of the remaining wines.

Selling, general, and administrative expenses for the year ended December 31, 1996 increased 8% to $1,951,120 compared to $1,807,430 for the same period in 1995. As a percentage of revenue from winery operations, the selling, general, and administrative expenses were 46% in 1996 as compared to 50% in 1995. The excise taxes paid in 1995 are included in the Company's selling, general, and administrative cost, whereas, in 1996, the excise taxes are netted against the Company's revenue. The Company has initiated a strong cost control policy whereas each month each department manager meets with the Company's Controller o go over the previous month's expenses. All of the monthly expenditures are explained to the manager along with a comparison of the manager's operating budget. After which the department manager is required to develop a plan to control the expense accounts that exceed his budget.

During the year of 1996, increased sales revenues over 1995 resulted in increased commissions paid to our independent sales force. Commissions are paid to the sales force on a specified percentage of revenue resulting in no adverse affect on the net income. The commissions paid in 1996 amounted to $521,832 as compared to $401,449.

In the Retail operations, the Company added an additional person to help with the growing room rentals it experienced in 1996. Other expenses like supplies, advertising, and services increased proportionately to the increase in the number of days the Hospitality Center was rented. In 1996, it was the first full year of depreciation of the new Hospitality Center. The depreciation expense for the Retail operation increased from $34,379 in 1995 to $90,522 in 1996.

Other income for the year ended December 31, 1996 was $28,241 as compared to $2,408 for the year ended December
31, 1995. Interest income increased from $18,648 in fiscal year 1995 to $25,145 in fiscal year 1996. Interest expense increased from $128,169 in fiscal year 1995 to $214,380 in fiscal year 1996. The increase in the interest expense was the result of the Company taking on more long term debt.

The provision for income taxes and the Company's effective tax rate were $98,685 and 37% in fiscal year 1996 with $29,768 or 82% of pre-tax income recorded for fiscal year
1995.

As a result of the above factors, net income increased to $170,430 in fiscal 1996 from $6,324 for the fiscal year of 1995. Earnings per share were $.05, $.002 and $.04 in fiscal year 1996, 1995 and 1994, respectively.

Liquidity and Capital Resources
The Company was organized on May 2, 1988, and sold its first wine in late April 1990. Prior to April 1990, the Company's working capital and Vineyard development and Winery construction costs were principally funded by cash contributed by James Bernau and Donald Voorhies, the Company's co-founders, and by $1,301,354 in net proceeds received from the Company's first public stock offering, which began in September 1988 and was completed in June 1989 with the sale of 882,352 shares at a price of $1.70 per share pursuant to Federal Regulation A.

Since April 1990, the Company has operated on revenues from the sale of its wine and related products and the net proceeds from three additional stock offerings. The Company's second public stock offering began in July 1990 and was completed in July 1991 with the sale of 731,234 shares at prices of $2.65 and $2.72 per share exclusively to Oregon residents, resulting in net proceeds to the Company of $1,647,233.

In 1992, the Company conducted two stock offerings pursuant to Federal Regulation A. The Company commenced an offering on July 18, 1992 which was completed on September 30, 1992, with the sale of 428,216 shares of Common Stock at a price of $3.42 per share and net proceeds to the Company of $1,290,364. On October 2, 1992, as a result of the oversubscription of the first offering in 1992, the Company commenced another offering of Common Stock which was completed on October 31, 1992 with the sale of 258,309 shares at a price of $3.42 per share, resulting in net proceeds to the Company of $775,726.

Cash and cash equivalents decreased to $13,541 at December
31, 1997 from $794,885 at December 31, 1996. This change was principally attributable to spending nearly $650,000 of funds borrowed in 1996 from Farm Credit Services to construct a storage facility on site.

Inventories increased 47% as of December 31, 1997, to
$4,171,027 from the December 31, 1996 level of $2,843,053.
The increase is the result of significant increases in production to meet the projections used by previous management.

Property, plant and equipment, net, increased 26% as of December 31, 1997, to $6,859,835 from $5,421,016 as of
December 31, 1996. The increase was attributable to the construction of a 20,000 square foot storage facility plus the addition of the production facility purchased from Tualatin Vineyards.

Long term debt increased to $4,044,943 as of December 31, 1997, from $3,170,000 as of December 31, 1996. The increase in debt was the result of cash borrowings for the purchase and vineyard expansion of Tualatin Vineyards,

The Company has a line of credit from Farm Credit Services with a limit of $2,000,000. As of December 31, 1997 the outstanding balance of the line was $1,517,297 as compared to $479,626 in 1996. These funds were used to meet operational expenditures primarily to fund the increase in the inventory.


             FINANCIAL HIGHLIGHTS
  (in thousands, except for per share amounts)

Year ended
December 31   1997   1996   1995   1994   1993   1992  1991

Revenue from $5,714 $4,235 $3,638 $2,869 $2,264 $1,818 $823
winery operations

Net income      68     170    6     170    116    19   (113)
(loss)

Net income     .02    0.05   0.00   0.04   0.03  0.01 (0.04)
(loss) per share

Weighted      4,104  3,785  3,785  3,785  3,784  3,350 3,003
average number of common
shares outstanding

As of
December 31  1997   1996   1995   1994   1993   1992    1991
Selected balance sheet data:

Working
capital    $2,471 $2,696  $1,981 $1,661 $2,333 $2,472 $1,095
Total
assets     13,946 10,264   8,340  6,881  6,677  6,076  3,485
Long-term
debt        4,044  3,170   2,008    889    910    440    193
Shareholders'
equity      7,105  5,628   5,458  5,451  5,278  5,180  3,070

(Graphs unavailable for transmission so the following is a replacement narrative.)

WVV Assets & Equity Growth
In 1997 the growth in assets and equity resulted from the acquisition of Tualatin Vineyards, Inc.

            ASSETS EQUITY
            (in millions)

      06/30/88        0.2    0.2
      04/30/90        2.1    1.7
      12/31/90        3.0    2.6
      12/31/91        3.3    2.9
      12/31/92        6.1    5.2
      12/31/93        6.7    5.3
      12/31/94        6.9    5.5
      12/31/95        8.3    5.5
      12/31/96       10.3    5.6
      12/31/97       13.9    7.1

WVV Gross Margin
Gross Margin is the net of net sales revenue less the production cost of wine sold. After the elimination of grape sales, the gross margin decreased in 1997 to 54.19% over the 1996 level of 56.22%. This was a result of prices not keeping pace with cost increases, the sale of Tualatin wines at lower margins and promotional pricing of certain wines to reduce excess inventory.

      1990   41.21
      1991   46.37
      1992   52.07
      1993   55.66
      1994   56.40
      1995   52.48
      1996   56.22
      1997   54.19

Distribution of Sales
This chart shows the distribution of sales between wholesale and retail and individual elements contained in each element.

                        Wholesale       Retail
      Festival                             5
      Offsite                              3
      Tasting Room                        12
      Hospitality                          3
      Out of State         29
      In State             36
      Bulk                  8
      Export                4
      Totals               77             23

Number of Oregon Wholesale Accounts
Our winery has expended significant resources to establish retail and restaurant placements for our wine. Our growth initially focused on the Willamette Valley, but then expanded to the Oregon Coast, and more recently into Eastern and Southern Oregon.

       1990     100
       1991     700
       1992    1100
       1993    1200
       1994    1395
       1995    1450
       1996    1550
       1997    1600

WVV Out-of-State Sales
WVV has dramatically increased its out-of-state sales in the past few years. We are now licensed in 39 states and several foreign countries. Out-of-state wholesale sales grew at the rate of 73% over 1996.

          (in millions)
          1991     0.1
          1992     0.1
          1993     0.2
          1994     0.3
          1995     0.8
          1996     1.1
          1997     1.9

WVV Sales Revenue
We continued strong revenue growth in 1997 to $5,714,132 (of which $465,030 were sales of grapes and juice). This is up 35% from 1996 ($4,235,020). Wholesale sales in Oregon rose 22% in 1997 to an all time high of $2,157,896. Out-of-state wholesale sales grew at the rate of 73% over 1996 to $1,934,877.

                         (in millions)
                  Retail   Wholesale   Juice
          1990     0.3        .1         0
          1991     0.6        .2         0
          1992     0.8       1.0         0
          1993     1.0       1.3         0
          1994     1.3       1.6         0
          1995     1.4       2.2         0
          1996     1.4       2.9         0
          1997     1.4       4.1        .4

Cases Bottled at WVV
Our barrel-aged wines average 10 months in the barrel before they are bottled and another 6 to 8 months in our cellar before they are released for sale. The increased cases bottled in 1997 will assure product available for sale in 1998 and 1999.

           (in cases)
          1990     5,743
          1991    17,796
          1992    27,336
          1993    39,697
          1994    40,208
          1995    53,693
          1996    63,178
          1997    91,793

Wine Inventory at WVV at Cost
A winery's development requires inventory building and aging. At year end 1997, we had $4,171,027 of inventory at cost. We insured that inventory for $5,361,724. We insure our inventory based upon the revenue we expect to derive from it, less certain bottling and selling costs.

       (in millions)
       1990       0
       1991       0
       1992     1.1
       1993     1.5
       1994     1.5
       1995     1.9
       1996     2.8
       1997     4.2

Oregon Wine Production
Since 1986, Oregon wine production has grown from 592,908
gallons to 1,787,337 in 1997 - an average annual increase of
16.8%


          (in millions)
          1986     0.6
          1987     0.7
          1988     0.8
          1989     0.9
          1990     0.9
          1991     1.0
          1992     1.1
          1993     1.2
          1994     1.4
          1995     1.5
          1996     1.7
          1997     1.9

WVV Production Capacity
At Willamette Valley, our structural capacity increased from 104,000 cases to 121,350 cases in 1997. The Company moved its case goods to a new storage facility which will allow it to place an additional 750 oak barrels (17,250 cases) in the former storage area. In April of 1997, the Company added 20,000 additional cases capacity with the purchase of Tualatin Vineyards.

                       (in cases)
                  Production    Structural
          1990     25,000          25,000
          1991     40,000          40,000
          1992     65,000          65,000
          1993     70,000          70,000
          1994     78,000          78,000
          1995     80,000          80,000
          1996    104,000         104,000
          1997    121,250         138,000


                    (capacity in cases)
                 Stainless Steel   Barrel
          1990     20,000           5,000
          1991     32,000           8,000
          1992     50,000          15,000
          1993     50,000          20,000
          1994     50,000          28,000
          1995     50,000          30,000
          1996     64,000          40,000
          1997     69,000          52,000

Tons Crushed at WVV
Since the sale of wine has been increasing at an annual rate of approximately 15% over the last two years, it became necessary to increase the 1997 harvest levels of particular varieties to insure that the winery would have sufficient inventory to meet future sales needs. Nearly 200 tons of grapes contracted by the company were sold off to reduce its excess inventory.


         (in tons)
       1990       206
       1991       340
       1992       556
       1993       633
       1994       630 (1)
       1995       885
       1996     1,290
       1997     1,426
(1) 590 tons crushed plus 40 tons equivalent as purchased bulk wines.








Willamette Valley
Vineyards, Inc.
Report and Financial Statements
December 31, 1997, 1996 and 1995


Willamette Valley Vineyards, Inc.

Index to Financial Statements




Report of Independent Accountants                      F-1-2

Balance Sheet                                          F-3-4

Statement of Operations                                  F-5

Statement of Shareholders= Equity                        F-6

Statement of Cash Flows                                F-7-8

Notes to Financial Statements                         F-9-26





           Report of Independent Accountants


To the Board of Directors and Shareholders of Willamette Valley Vineyards, Inc.


In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Willamette Valley
Vineyards, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.
These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PRICE WATERHOUSE LLP

Portland, Oregon
March 10, 1998




Willamette Valley Vineyards, Inc.
Balance Sheet
December 31, 1997 and 1996


                                       1997          1996
             Assets
Current assets
    Cash and cash equivalents      $   13,541   $    794,885
    Accounts receivable, net (Note 3) 820,526        288,905
    Income taxes receivable (Note 12   24,436              -
    Other receivables                   3,122         12,388
    Inventories (Note 4)            4,171,027      2,843,053
    Prepaid expenses and other
           current assets              75,171         94,790
    Deferred income taxes (Note 11)    94,813        111,438

          Total current assets      5,202,636      4,145,459

Vineyard development costs, net
  Notes 1 and 2)                    1,506,906        386,605
Property and equipment, net
  (Notes 2 and 5                    6,859,835      5,421,016
Investments (Note 6)                  105,040        115,218
Note receivable (Note 12)             148,448        138,511
Debt issuance costs                   122,870         56,896
                                 $ 13,945,735   $ 10,263,705

                      Liabilities and Shareholders' Equity
Current liabilities:
    Line of credit (Note 7)      $  1,517,297   $    479,626
    Current portion of long-term
      debt (Note 8)                   124,192         97,819
    Accounts payable                  363,419        117,428
    Accrued commissions and
           payroll costs              225,297        122,745
     Other accrued liabilities                        51,511
      Income taxes payable                            29,148
     Grape payables (Note 12)         501,238        551,014

          Total current liabilities 2,731,443      1,449,291

Long-term debt (Note 8)             3,920,751      3,072,181
Deferred income taxes (Note 11)       188,275        114,028

               Total liabilities    6,840,469      4,635,500

Commitments and contingencies (Note 13)
Shareholders' equity (Note 9):
  Common stock, no par value - 10,000,000 shares authorized, 4,231,431 and 3,785,356 shares issued and outstanding at
     December 31, 1997 and 1996      6,779,067     5,369,868
     Retained earnings                 326,199       258,337

          Total shareholders' equity 7,105,266     5,628,205
                                   $13,945,735   $10,263,705



Willamette Valley Vineyards, Inc.
Statement of Operations
Years Ended December 31, 1997, 1996 and 1995


                          1997          1996            1995
Net revenues:
     Winery operations  5,714,132   $  4,235,020 $ 3,637,721
Cost of goods sold:
     Winery operations  2,813,764      1,853,791   1,687,086
          Gross margin  2,900,368      2,381,229   1,950,635

Selling, general and
  administrative expenses 2,434,867    1,951,120   1,807,430

Income from operations      465,501      430,109     143,205

Other income (expenses):
     Interest income         31,296       25,145      18,648
     Interest expense (Note 1)(396,118) (214,380)  (128,169)
     Other income            19,471       28,241       2,408

                           (345,351)    (160,994)  (107,113)

Income before income taxes  120,150      269,115      36,092

Income taxes (Note 10)       52,288       98,685      29,768

Net income              $    67,862   $  170,430  $    6,324

Basic net income per
  common share (Note 1) $       .02   $      .05  $       -

Diluted net income per
   common share (Note 1)$       .02   $      .04  $
-



Willamette Valley Vineyards, Inc.
Statement of Shareholders' Equity
Years Ended December 31, 1997, 1996 and 1995


                                          Retained
                        Common stock      earnings
                   Shares     Dollars    (deficit)  Total

Balances at
December 31, 1994 3,785,356 $5,369,868  $ 81,583  $5,451,451

Net income               -           -      6,324      6,324

Balances at
December 31, 1995 3,785,356  5,369,868    258,337  5,628,205

Net income                -          -    170,430    170,430

Balances at
December 31, 1996 3,785,356  5,369,868    258,337  5,628,205

Stock issuance for
purchase of Tualatin
Valley Vineyard     444,825  1,406,699         -   1,406,699

Stock issuance
for compensation      1,250      2,500         -       2,500

Net income                -          -     67,862     67,862

Balances at
December 31, 1997 4,231,431  6,7779,067    326,199 7,105,266




Willamette Valley Vineyards, Inc.
Statement of Cash Flows
Years Ended December 31, 1997, 1996 and 1995

                            1997         1996          1995
Cash flows from
  operating activities $   67,862   $  170,430      $  6,324
Net income
Reconciliation of net
income to net cash (used for)
provided by operating activities
  Depreciation and
    amortization          533,444      377,855       302,971
  Deferred income taxes    90,872       39,524      (32,427)
Bad debt expense           44,384       27,382         7,890
Loss on disposition
  of assets                   895
Changes in assets and   liabilities
Accounts receivable      (519,198)    (184,215)      (3,614)
Other receivables           9,266        6,339       (6,219)
Inventories              (953,956)    (953,005)    (356,423)
Prepaid expenses and
  other current assets     19,775      (30,579)     (18,148)
Notes receivable           (9,937)      (9,509)        2,127
Accounts payable           90,133      (18,541)        (628)
Accrued liabilities        45,741       64,684       (1,783)
Income taxes receivable   (24,436)           -            -
Income taxes payable      (29,148)      29,148      (49,602)
Grape payables            (49,776)     206,372       133,243
Net cash (used for)
  operating activities   (684,079)    (274,115)     (16,289)
Cash flows from investing activities
Additions to property
  and equipment        (1,101,354)    (931,110)  (1,067,024)
Vineyard development
  expenditures           (165,794)     (31,943)     (31,755)
Cash received (paid)
  for investments          10,178       38,675      (38,017)
Payments to acquire Tualatin
Valley Vineyards         (684,624)        -             -
Proceeds from sale of
  property and equipment    6,000            -             -
Net cash used for
  investing activities (1,935,594)    (924,378)  (1,136,796)
Cash flows from financing activities
Debt issuance costs       (74,285)     (20,477)     (21,068)
Net increase in line
  of credit balance     1,037,671      318,326       161,300
Issuance of long-term debt 982,164   1,162,127     1,185,561
Repayments of
long-term debt           (107,221)     (66,493)     (21,613)
Net cash provided by
  financing activities    1,838,329  1,393,483     1,304,180

Net (decrease) increase in
  cash and cash equivalents (781,344)  194,990       151,095

Cash and cash equivalents
    Beginning of year       794,885    599,895       448,800
    End of year        $     13,541 $  794,885  $    599,895







Willamette Valley Vineyards, Inc.
Notes to Financial Statements
December 31, 1997, 1996 and 1995


1.     Summary of Operations, Basis of Presentation and
Significant Accounting Policies

Organization and operations
Willamette Valley Vineyards, Inc. (the Company) owns and operates vineyards and a winery located in the state of Oregon, and produces and distributes premium and super premium wines, primarily pinot noir, chardonnay, and white riesling. The majority of the Company's wine is sold to grocery stores and restaurants in the state of Oregon through the Company's sales force. Out-of-state and foreign sales represented approximately 33% of revenues. The Company also sells its wine from the hospitality room at its winery.

Basis of presentation
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles which require management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Cash and cash equivalents
Cash and cash equivalents include short-term investments with an original maturity of less than ninety days.

Revenue recognition
The Company recognized revenue upon the delivery of its products to its customers. Sales are recorded as trade accounts receivable and no collateral is required.

Inventories
After a portion of the vineyard becomes commercially productive, the annual crop and production costs relating to such portion are recognized as work-in-progress inventories. Such costs are accumulated with related direct and indirect harvest, wine processing and production costs, and are transferred to finished goods inventories when the wine is produced, bottled, and ready for sale. The cost of finished goods is recognized as cost of sales when the wine product is sold. Inventories are stated at the lower of cost or market using the average cost method by variety and vintage to determine the first-in, first-out (FIFO) cost of inventories. In accordance with general practices in the wine industry, wine inventories are included in current assets in the accompanying balance sheet, although a portion of such inventories may be aged for more than one year.

Vineyard development costs
Vineyard development costs consist primarily of the costs of the vines and expenditures related to labor and materials to prepare the land and construct vine trellises. The costs are capitalized until the vineyard becomes commercially productive, at which time annual amortization is recognized using the straight-line method over the estimated economic useful life of the vineyard, which is estimated to be 30 years. Accumulated amortization of vineyard development costs aggregated $116,193 and $74,700 at December 31, 1997 and 1996, respectively.


1.     Summary of Operations, Basis of Presentation and
Significant Accounting Policies (Continued)

Property and equipment
Property and equipment are stated at cost or the historical cost basis of the contributing shareholders, as applicable, and are depreciated on the straight-line basis over their estimated useful lives as follows:

     Land improvements                      15 years
     Winery building                        30 years
     Equipment                             5-7 years

Expenditures for repairs and maintenance are charged to operating expense as incurred. Expenditures for additions and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted the statement in 1996; however, the adoption does not have a significant impact on the Company's financial position or results of operations.

Debt issuance costs
Debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, over the life of the debt.

Income taxes
The Company accounts for income taxes using the asset and liability approach prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this approach, deferred income taxes are calculated for the expected future tax consequences of temporary differences between the book basis and tax basis of the Company's assets and liabilities. The Company files stand-alone federal and state income tax returns.

Basic and diluted net income per share
The Company adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share," in 1997. SFAS 128 requires disclosure of basic and diluted earnings per share. All prior years have been restated to reflect the adoption of SFAS 128. Basic earnings per share are computed based on the weighted average number of common shares outstanding each year. Escrowed shares have been included in the weighted average number of common shares outstanding for 1995. Diluted earnings per common share take into account all dilutive equity instruments.

                            1997
                          Weighted
                           average
                            shares        Earnings
             Income       outstanding    per share
Basic       $67,862        4,103,669     $     .02
Options                          638
Warrants
            _______        __________    _________
Diluted     $67,862        4,104,307     $     .02


                            1996
                          Weighted
                           average
                            shares        Earnings
             Income       outstanding    per share
Basic       $170,430       3,785,356    $      .05
Options                       20,532
Warrants
            _______        __________    _________
Diluted     $170,430       3,805,888     $     .04


                            1995
                          Weighted
                           average
                            shares        Earnings
             Income       outstanding    per share
Basic      $   6,324       3,785,356    $        -
Options                        4,938
Warrants                       3,600
              ______        __________    _________
Diluted    $   6,324       3,793,894

1.     Summary of Operations, Basis of Presentation and
Significant Accounting Policies (Continued)

Basic and diluted net income per share (continued)
Options to purchase 161,500, 92,000 and 5,000 shares of common stock were outstanding at December 31, 1997, 1996 and 1995, respectively, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. In addition, the warrant outstanding since 1992 (see Note 9) was not included in the computation of diluted earnings per share in 1997 or 1996 because the exercise price of $3.42 was greater than the average market price of the common shares during those two years.

Statement of cash flows

Supplemental disclosure of cash flow information:
                             1997         1996        1995
Interest paid          $   321,000  $   197,000  $   166,000
Income taxes paid           15,000       28,000      112,000
Supplemental schedule of noncash investing
  and financing activities
Assets transferred from
  related companies         19,279      48,189
Issuance of common stock
  awards to employees        2,500
Acquisition of Tualatin Valley, Inc.:
  Common stock issued in connection with acquisition
    Issued to stockholders
      of TVI             1,292,591
    Fee to Acquisitions
      Northwest, Inc.      114,108
  Tangible assets acquired, net of cash paid
     Fixed assets          143,376
     Vineyard development  996,000
Other assets acquired, net of cash acquired
  Accounts receivable       56,807
  Inventory                371,518
  Prepaids                     156
Liabilities assumed
  Accounts payable         269,966
  Accrued liabilities        5,300


During the year ended December 31, 1995, the Company capitalized approximately $38,000 of interest related to the construction of its hospitality center.

Fair market value of financial instruments
The fair market values of the Company's recorded financial instruments approximate their respective recorded balances, as the recorded assets and liabilities are stated at amounts expected to be realized or paid, or carry interest rates commensurate with current rates for instruments with a similar duration and degree of risk.


2.     Acquisition

      On April 15, 1997, Willamette Valley Vineyards, Inc.
(WVV) acquired the assets of Tualatin Vineyards, Inc. (TVI), a winery located in Oregon, for a purchase price of $1,824,000, plus TVI's net current assets of $164,601 as of the closing date. The acquisition was accounted for using the purchase method of accounting, and the results of operations include the revenues and expenses generated with the TVI assets from the acquisition date through December 31, 1997. WVV paid 35 percent of the purchase price in cash and the balance was paid through the issuance of WVV common stock.

      The following unaudited pro forma information represents the results of operations of the Company as if the acquisition had occurred as of January 1, 1996, after giving effect to increased interest expense for debt issued related to the acquisition, depreciation based on current costs, and the effect of the (benefit from) provision for income taxes.

                                 1997               1996
                              (unaudited)       (unaudited)
Net revenues                    5,874,733         4,944,635
Gross margin                    2,972,077         2,645,337
Net income                        (53,395)           38,488


3.     Accounts Receivable

Oregon law prohibits the sale of wine in Oregon on credit; therefore, the Company's accounts receivable balances are the result of sales to out-of-state and foreign distributors. Accounts receivable include an outstanding balance of approximately $185,200 and $80,000 at December 31, 1997 and 1996, respectively, from a European customer to which extended credit terms have been granted. At December 31, 1997 and 1996, the Company's accounts receivable balance is net of an allowance for doubtful accounts of $30,000 and $10,000, respectively.


4.     Inventories


Inventories consist of:
                                        1997            1996
Winemaking and packaging materials $ 189,062 $ 87,321 Work-in-process (costs relating
to unprocessed                       1,725,910     1,559,612
and/or unbottled wine products)
Finished goods (bottled wine and
 related products                    2,256,055     1,196,120
                                  $  4,171,027  $  2,843,053


5.     Property and Equipment
                                  1997                 1996
Land and improvements      $  1,031,115        $     563,077
Winery building and hospitality
  center                      4,506,344            3,718,733
Equipment                     3,263,633            2,576,748
Construction in progress      ______ -_               27,913
                              8,801,092            6,886,471
Less accumulated depreciation(1,941,257)         (1,465,455)
                           $  6,859,835         $  5,421,016

Construction in progress related to the addition of a new storage tasting and cellaring facility at the Company's winery which was completed in the Fall of 1997.


6.     Investments

Investments consist of:
                                        1997          1996
Oregon Liquor Control Commissions and Bureau
  of Alcohol, Tobacco and Firearms  $   88,066   $    85,163
Farm Credit Securities                  15,000        30,055
Other                                    1,974       ______-
                                 $     105,040   $   115,218

The Oregon Liquor Control Commission and the Bureau of Alcohol, Tobacco and Firearms investments require restricted short-term investments to cover future excise tax payments. Farm Credit Securities investments are required as a condition of the Northwest Farm Credit Service loan and line of credit facility (see Note 7). These investments are classified as held-to-maturity investments and are recorded at historical cost.


7.     Line of Credit Facility

The Company has a $2,000,000 credit facility with Northwest
Farm Credit Services. Borrowings under this facility bear interest at 8.5%. At December 31, 1997 and 1996, $1,517,297 and $479,626 were outstanding under this facility, respectively.




8.     Long-Term Debt

Long-term debt consists of:
                                       1997             1996
Northwest Farm Credit Services Loan  $ 4,044,943  $3,170,000
Less current portion                   (124,192)    (97,819)
                                   $  3,920,751  $ 3,072,181

The Company entered into an agreement with Northwest Farm Credit Services (NWFCS) in 1997 containing two separate notes bearing interest at a rate of 7.96%. These notes require monthly payments ranging from $10,364 to $16,488 until the notes are fully repaid in 2014. The loan agreements contain covenants which require the Company to maintain certain financial ratios and balances. At December 31, 1997, the Company was not in compliance with these covenants. However, the Company has obtained a letter dated March 24, 1998 waiving the debt covenants until December 31, 1998.

Future minimum principal payments of long-term debt mature
as follows:
Year ending
December 31,
     1998                               $     124,192
     1999                                     180,978
     2000                                     195,763
     2001                                     211,754
     2002                                     229,052
     Thereafter                             3,103,204
                                         $  4,044,943

9.     Shareholders' Equity

The Company is authorized to issue 10,000,000 shares of its common stock. Each share of common stock is entitled to one vote. At its discretion, the Board of Directors may declare dividends on shares of common stock, although the Board does not anticipate paying dividends in the foreseeable future.

In addition, in connection with the Company's initial stock offering, the founding shareholders agreed to place in escrow certain shares of common stock. All of these shares have been released as of December 31, 1995.


9.     Shareholders' Equity (Continued)

On June 1, 1992, the Company granted its president a warrant to purchase 15,000 shares of common stock as consideration for his personal guarantee of the real estate loans and the line of credit with Northwest Farm Credit Services (see Notes 7 and 8) The warrant is exercisable through June 1,
2012 at an exercise price of $3.42 per share.    As the
warrant exercise price equaled the stock price at the date of grant, no expense was recorded as a result of this transaction. As of December 31, 1997, no warrants had been exercised.




10.    Stock Incentive Plan

In 1992, the Board of Directors adopted a stock incentive plan and reserved 175,000 shares of common stock for issuance to employees, consultants, and directors of the Company under the plan. In 1996, the Board of Directors reserved an additional 150,000 shares. Administration of the plan, including determination of the number, term, and type of options to be granted, lies with the Board of Directors or a duly authorized committee of the Board of Directors.

At December 31, 1997, 1996 and 1995, the following transactions related to stock options occurred:
                         1997          1996           1995
                             Wtd..       Wtd..           Wtd
                             Avg         Avg             Avg
                          Exercise      Exercise
Exercise
                  Shares   Price  Shares  Price Shares Price
Outstanding at
beginning of year 46,500   $2.87  45,000  $3.72 84,100 $4.58
Granted          100,000    2.63 248,500   2.81 25,000  3.80
Exercised           -         -       -     -       -      -
Forfeited       (173,500)   2.66 (47,000)  3.38(64,100) 4.88
 Outstanding at
end of year      173,000   $2.94 246,500  $2.87 45,000 $3.72
Weighted average fair value of options granted
during the year          $  1.47       $   1.87        $2.35

Weighted average options outstanding and exercisable at December 31, 1997 are as follows:
             Options outstanding        Options exercisable
                   Weighted
       Number      average    Weighted   Number     Weighted
   outstanding at remaining average exercisable at average Exercise December contractual exercise December exercise
price    31, 1997   life      price    31, 1997       price
$ 2.50      13,500   8.66    $  2.50      1,350         2.50
  2.75      72,500   6.95       2.75      9,500         2.75
  3.00      72,000   5.16       3.00     10,760         3.00
  3.62      10,000   2.56       3.62      4,000         3.62
  4.50       5,000   2.08       4.50      2,000         4.50
$2.50/4.50 173,000   5.94       2.94     27,610         3.09

10.    Stock Incentive Plan (Continued)

The Company adopted Statement of Financial Accounting
Standards No. 123 (SFAS 123) in 1996 and has elected to account for its stock-based compensation under Accounting
Principles Board Opinion 25.  As required by SFAS 123, the
Company has computed for pro forma disclosure purposes the value of options granted during each of the three years ended December 31, 1997 using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants in 1997, 1996 and 1995:

                             1997         1996         1995
Risk-free interest rate      6.31 %       6.33 %       6.56%
Expected dividend yield        -            -            -
Expected lives             5 years   8.15 years   7.25 years
Expected volatility            57 %         57%         55%

Options were assumed to be exercised upon vesting for purposes of this valuation. Adjustments are made for options forfeited prior to vesting. For the years ended
December 31, 1997, 1996 and 1995, the total value of the options granted was computed to be $146,700, $371,034 and $58,825, respectively, which would be amortized on a straight-line basis over the vesting period of the options.

Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS 123, the Company's net earnings would have been reduced to the pro forma amounts indicated as follows:
                              1997         1996         1995
Net income - as reported  $  67,862   $ 170,430   $    6,324
Per share:
    Basic                     0.02         0.05         0.00
    Diluted                   0.02         0.04         0.00

Net income (loss) - pro forma
                            41,838      116,786      (1,794)
Per share:
     Basic                    0.01         0.03         0.00
     Diluted                  0.01         0.03         0.00

      The effects of applying SFAS 123 for providing pro forma disclosures for the three years ended December 31, 1997 are not likely to be representative of the effects on reported net income and earnings per share for future years, because options vest over several years and additional awards generally are made each year.


11.    Income Taxes

The provision for income taxes consists of:
                           1997         1996         1995
 Current tax expense (benefit)
   Federal            $       -   $    47,197   $    (2,300)

   State                      -        11,964         (359)
                              -        59,161       (2,659)
   Deferred tax (expense):
     Federal             46,530        35,032        26,545

     State                5,758         4,492         5,882
                         52,288        39,524        32,427

 Total                $  52,288   $    98,685   $    29,768

During the year ended December 31, 1996, the Company utilized its net operating loss carryforwards of approximately $28,000 to reduce its taxable income.

The effective income tax rate differs from the federal
statutory rate as follows:
                                      Year ended December 31
                                       1997     1996    1995
Federal statutory rate                34.0 %   34.0 %  34.0%
State taxes, net of federal benefit    4.4      4.9     5.9
Utilization of fully reserve
net operating loss carryforwards         -        -       -
Permanent differences                  3.8      0.6    41.9
Benefit of federal rate bracket          -     (2.9)      -
Other                                  1.3      0.1     0.7
                                      43.5 %   36.7 %  82.5%

Deferred tax assets and (liabilities) consist of:
                                             December 31,
                                       1997             1996
Accounts receivable              $    11,508      $    3,836
Inventory                             34,538         103,522
   Net operating loss carryforwards   37,888              -
   Other                              10,879           4,080
          Gross deferred tax assets   94,813        111,438
    Capital assets                  (188,275)      (114,028)
          Gross deferred tax liability (188,275) (114,028) Net deferred tax (liability) asset $(93,462) $ (2,590)

12.    Related Parties

      In 1996, the Company began contracting for management services with Nor'Wester Brewing Company (Nor'Wester) and Willamette Valley, Inc. (WVI), companies formerly controlled by the Company's president, under a general services agreement. Nor'Wester, WVI, and the Company each provided various administrative services, including design and print work, and stock offering services to the affiliated companies, subsidiaries of WVI: Aviator Ales, Inc. (AAI); Mile High Brewing Company (MHBC); Bayhawk Ales, Inc. (BAI); and North Country Brewing Company, Inc. (NCBCI). During 1996, total amounts charged to the Company by Nor'Wester and WVI aggregated $47,025; amounts charged by the Company to the various affiliated companies aggregated $86,450. As a result of these and other transactions, the Company had an aggregate payable balance of $7,221 which is netted against other receivables in the accompanying balance sheet. During 1997, charges to the Company aggregated $164,716; amounts charged by the Company aggregated $92,601. Prior to December 31, 1997, all intercompany transactions ceased and as of December 31, 1997 all balances are zero.

      The Company and one of its two founding shareholders have entered into a grape purchase contract. Under the terms of such contract, the founding shareholder agreed to sell, and the Company agreed to buy, the entire production of pinot noir, chardonnay, and white riesling wine grapes from the founding shareholder's separately owned vineyard to supplement grapes provided by the Company's vineyard. The contract commenced with the Fall 1989 vineyard harvest and continued through the 1995 harvest. The contract stipulated certain standards of quality. The purchase price of the grapes equaled the average price paid for each variety of grapes in the Willamette Valley market region each season, as set forth by certain market surveys. The terms of the contract also provided for a bonus payable to the founding shareholder if, and only if, the finished bottle price of wine produced from the purchased grapes exceeded the Oregon average bottle price as measured by certain market surveys. In 1995, the Company purchased grapes for $33,347, pursuant to the terms of the contract. The founding shareholder sold his vineyards in November of 1995.

      During 1997, 1996 and 1995, the Company purchased grapes from other shareholders, at an aggregate price of $262,795, $138,656 and $142,003, respectively. At December
31, 1997, 1996 and 1995, grape payables included $130,893,
$92,706 and $67,161, respectively, owed to these shareholders.

      On December 3, 1992, the Company issued a loan to its president in the amount of $100,000. The loan was due on December 3, 1993, bearing interest at 7.35%. On March 14,
1994, the loan was extended to March 14, 2009. The loan is secured by the common stock of the Company held by its president. This note, including the related interest receivable, is classified as a long-term note receivable in the accompanying balance sheet.



13.   Commitments and Contingencies

       Operating leases
       The Company entered into a lease agreement for approximately 45 acres of vineyards and related equipment in 1997. The Company is also committed to lease payments for various office equipment. As of December 31, 1997, the Company was obligated under various long-term operating leases requiring future minimum lease payments as follows:

Year ending
December 31
     1998                          $       90,519
     1999                                  92,984
     2000                                  92,702
     2001                                  83,827
     2002                                  83,827
     Thereafter                           335,308
     Total minimum payments required  $   779,167

Total rental expense for all operating leases amounted to $94,827 in 1997.

Susceptibility of vineyards to disease
The Tualatin vineyard purchased during 1997 is known to be infested with phylloxera, an aphid-like insect which can destroy vines. Although management has begun planting with phylloxera-resistant rootstock, a portion of the vines at the Tualatin vineyard are susceptible to phylloxera. The
Company has not detected any phylloxera at its Turner vineyard.


WILLAMETTE VALLEY VINEYARDS, INC.
                          Proxy Ballot

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Willamette Valley Vineyards, Inc., an Oregon corporation (the "Company"), hereby appoints James W. Bernau and James L. Ellis, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Saturday, July 25, 1998, at 5:00 p.m., local time, at Willamina, Oregon in the Banquet Room of Legends at Spirit Mountain Casino and any adjournments or postponements thereof upon the following matters:

1.     Election of seven directors each for a one-year term.

          FOR the nominees          WITHHOLD AUTHORITY
            listed below              to vote for all
     (except as indicated below)    nominees listed below
                ____                        ____
               |    |                       |   |
               |____|                       |___|


NOMINEES:
     James W. Bernau * James L. Ellis * Delna L. Jones
  William H. Malkmus * Betty M. O'Brien * Daniel S. Smith
                        Stan G. Turel

Instruction: To withhold authority to vote for any nominee, write that nominee's name(s) in this space:


__________________________________________________________


2.         Approval of Amendments to Company's 1992 Stock
Incentive Plan.

          FOR             AGAINST              ABSTAIN

         _____             _____                _____

3.         Ratification of appointment of Price Waterhouse,
LLP as auditors.

           FOR             AGAINST              ABSTAIN

          _____             _____                _____

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, 3, 4 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

The undersigned hereby acknowledges receipt of the Company's
Proxy Statement and hereby revokes any proxy or proxies previously given.

Please sign below exactly as your name appears on your Stock Certificate. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

If you receive more than one Proxy Ballot, please sign and return all such ballots in the enclosed envelope.

PLEASE SIGN, DATE AND RETURN THIS PROXY BALLOT TODAY, USING
THE ENCLOSED ENVELOPE. THIS PROXY MAY BE REVOKED AT ANY TIME
BY YOU BEFORE IT IS VOTED AT THE ANNUAL MEETING.

____________________________   ____________________________
Typed or Printed Name   Date   Typed or Printed Name   Date

_____________________________  ____________________________
Authorized Signature           Authorized Signature

_____________________________  ____________________________
Title or authority,            Title or authority,
if applicable                  if applicable